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                            AMRESCO, INC.

           EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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                                 Three Months Ended          Six Months Ended
                                      June 30,                    June 30,
                                 ------------------          -----------------
                                 1996          1995          1996         1995
 Primary:                       --------    --------       -------     -------
Net income                   $7,348,000   $6,504,000   $12,143,000  $9,659,000
Weighted average common
 shares outstanding          26,845,993   23,945,761   26,783,719   23,826,330
Net effect of dilutive
 stock options based on the
 Treasury stock method
 using average market price     722,988      483,088      685,467      479,508
                             ----------   ----------   ----------   ----------
 Total                       27,568,981   24,428,849   27,469,186   24,305,838

 Earnings per share               $0.27        $0.27        $0.44        $0.40

 Fully diluted:
 Net income                  $7,348,000  $6,504,000   $12,143,000   $9,659,000
Interest expense related to
 convertible debentures,
 net of income tax expense      549,000                 1,098,000
                             ----------  ----------   -----------   ----------
Adjusted net income          $7,897,000  $6,504,000   $13,241,000   $9,659,000
                             ==========  ==========   ===========   ==========
Weighted average common
 shares outstanding,
 assuming conversion of
 convertible debentures to
 3,600,000 shares of common
 stock in November 1995      30,445,993  23,945,761   30,383,719   23,826,330
Net effect of dilutive
 stock options based on the
 Treasury stock method
 using the higher of
 average or ending market
 price                        1,021,532     603,095      973,893      567,499
                             ----------  ----------   ----------   ----------
 Total                       31,467,525  24,548,856   31,357,612   24,393,829

 Earnings per share               $0.25       $0.26        $0.42        $0.40
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